Exhibit 107

Calculation of Filing Fee Table
SC TO-I
(Form Type)
Castor Maritime Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$1,084,730.85 (1)	$147.60 per $1,000,000.00	$160.11(2)
Fees Previously Paid	—		—
Total Transaction Valuation	$1,084,730.85
Total Fees Due for Filing			$160.11
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$160.11

1.
Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the Registrant’s offer to purchase all 10,330,770 outstanding Common Share Purchase Warrants issued on April 7, 2021 (which are exercisable in the aggregate into 103,307 of the Company’s common shares, par value $0.001 per share, at an exercise price of $55.30 per warrant) at a price of $0.105 per warrant, net to the seller in cash, without interest, for a transaction valuation of $1,084,730.85.

2.
Calculated at $147.60 per $1,000,000.00.00 of the transaction valuation in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for Fiscal Year 2024. The transaction valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.